LAW OFFICE OF C. RICHARD ROPKA, L.L.C.

C. Richard Ropka, LLM (Tax) †

215 Fries Mill Road

Turnersville, New Jersey 08012

†  Admitted to practice in US Supreme Court,

(856) 374-1744

     US District Court & US Tax Court

(1-866) 272-8505 (Fax)

March 11, 2019

The Henssler Funds, Inc.

3735 Cherokee Street

Kennesaw, Georgia 30144

Monteagle Funds

Mutual Shareholder Services, LLC

8000 Town Centre Drive, Suite 400

Broadview Heights, Ohio 44147

Re:

Agreement and Plan of Reorganization, dated as of March 11, 2019 (The "Agreement"), by and among The Henssler Funds, Inc. ("Henssler") on behalf of its series, The Henssler Equity Fund (the "Acquired Fund"), The Monteagle Funds ("Monteagle") on behalf of its series, Monteagle Opportunity Equity Fund (the "Acquiring Fund") and, solely for purposes of Paragraph 8.6 thereof.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.6 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of March 11, 2019, by and among The Henssler Funds, Inc., a Maryland corporation (the “Acquired Trust”), on behalf of Henssler Equity Fund, a series thereof (the “Acquired Fund”), and the Monteagle Funds, a Delaware statutory trust (the “Acquiring Trust”), on behalf of the Monteagle Opportunity Equity Fund, a series thereof (the “Acquiring Fund”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement contemplates (1) the transfer of all the assets of the Acquired Fund to the Acquiring Fund in exchange for (a) the issuance to the Acquired Fund of a number of Acquiring Fund Shares, having an aggregate NAV equal to the aggregate NAV of the Acquired Fund attributable to the Acquired Fund Shares, as determined in the manner set forth in paragraphs 2.1 and 2.2 of the Agreement, and (b) the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, and (2) the distribution by the Acquired Fund of the Acquiring Fund Shares pro rata to the Acquired Fund Shareholders in complete liquidation of the Acquired Fund (collectively, the “Transaction”). The Acquiring Fund is a newly organized series of Monteagle that has not commenced operations and will not do so until the date of the Reorganization. In the Reorganization, the holders of the Investor Class and the Institutional Class of the Acquired Fund Shares will receive Investor Class and Institutional Class Acquiring Fund Shares, respectively.

In rendering this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Combined Proxy Statement and Prospectus for the Reorganization of Acquired Fund, a series of Acquired Trust, into Acquiring Fund, a series of Acquiring Trust,

The Henssler Funds, Inc.

Monteagle Funds

March 11, 2019

dated April    , 2019, and other materials prepared in connection with the Transaction (collectively, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in certificates of the Acquiring Trust, on behalf of the Acquiring Fund, and the Acquired Trust, on behalf of the Acquired Fund, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction (and that any such representations made “to the best knowledge of,” “to the knowledge of,” “in the belief of,” or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

1.

The Transaction will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and each of the Acquired Fund and the Acquiring Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.

Under Section 361 of the Code, no gain or loss will be recognized by the Acquired Fund upon the transfer of all its assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, or upon the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders.

3.

Under Section 362(b), the tax basis in the hands of the Acquiring Fund of each asset transferred from the Acquired Fund to the Acquiring Fund in the Transaction will be the same as the tax basis of such asset in the hands of the Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund on the transfer.

The Henssler Funds, Inc.

Monteagle Funds

March 11, 2019

4.

Under Section 1223(2) of the Code, the holding period in the hands of the Acquiring Fund of each asset transferred from the Acquired Fund to the Acquiring Fund in the Transaction, other than assets with respect to which gain or loss is required to be recognized, will include in each instance the period during which such asset was held by the Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset).

5.

Under Section 1032(a) of the Code, no gain or loss will be recognized by the Acquiring Fund upon its receipt of all the assets of the Acquired Fund in the Transaction solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund.

6.

Under Section 354(a)(1) of the Code, no gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares as part of the Transaction.

7.

Under Section 358(a)(1) of the Code, the aggregate tax basis of the Acquiring Fund Shares that each Acquired Fund Shareholder receives in the Transaction will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor.

8.

Under Section 1223(1) of the Code, each Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received in the Transaction will include the period for which such shareholder held the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund Shareholder held such Acquired Fund Shares as capital assets on the date of the exchange.

9.	The taxable year of the Acquired Fund will not end as a result of the Transaction.

10.

The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder. In particular, under Treasury Regulation § 1.381(b)-1(a)(2), the Acquiring Fund will be treated for purposes of section 381 of the Code just as the Acquired Fund would have been treated if there had been no Reorganization, and the taxable year of the Acquired Fund will not end on the date of the Reorganization merely because of the closing of the Reorganization.

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. Our opinions represent our best legal judgment as to the matters addressed herein, but are not binding upon the Service or the courts, and there is no guarantee that the Service will not assert positions contrary to the ones taken in this opinion. We disclaim any obligation to make any continuing analysis of the facts or relevant law following the date of this opinion letter.

Our opinions are provided solely to you as a legal opinion only, and not as a guaranty or warranty, and are limited to the specific transactions and matters described above. No opinion may be implied or inferred beyond what is expressly stated in this letter. We express no opinion with respect to any matter not specifically addressed by the foregoing opinions. By way of illustration, and without limitation of the foregoing, we express no opinion regarding: (i) whether either the Acquired Fund or the Acquiring Fund qualifies or will qualify as a regulated investment company; (ii) the federal income tax consequences of the payment of Reorganization expenses by Nashville Capital Corporation and  G.W. Henssler & Associates, LTD. except in relation to the qualification of

The Henssler Funds, Inc.

Monteagle Funds

March 11, 2019

the Reorganization as a reorganization under Section 368(a) of the Code; (iii) whether any federal income tax will be imposed or required to be withheld under the Foreign Investment in Real Property Tax Act of 1980 with respect to any Acquired Fund shareholder that is a foreign person; (iv) the effect of the Reorganization on the Acquired Fund with respect to any transferred asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting (including under Section 1256 of the Code); (v) the effect of the Reorganization on any shareholder of the Acquired Fund that is required to recognize unrealized gains or losses for federal income tax purposes under a mark-to-market system of accounting; (vi) whether accrued market discount, if any, on any market discount bonds held by the Acquired Fund will be required to be recognized as ordinary income under Section 1276 of the Code as a result of the Reorganization; (vii) whether any gain or loss will be required to be recognized with respect to any Asset that constitutes stock in a passive foreign investment company (within the meaning of Section 1297(a) of the Code); and (viii) any state, local or foreign tax consequences of the Reorganization.

Our opinions are being rendered to the Acquiring Trust, on behalf of the Acquiring Fund, and the Acquired Company, on behalf of the Acquired Fund, in connection with the Transaction and is not to be quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to the Acquired Fund Shareholders, and they may rely on it in connection with the Transaction, it being understood that we are not establishing any attorney-client relationship with any shareholder. This letter is not to be relied upon for the benefit of any other person or for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration Statement and to the use of our name and any reference to our firm in such N-14 Registration Statement or in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ C. Richard Ropka

C. Richard Ropka, Esq.